EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Icahn Enterprises L.P. and Icahn Enterprises Holdings L.P. joint report on Form 10-K for the year ended December 31, 2013 and the incorporation by reference in the Registration Statement (Form S-3 No. 333‑188360) of Icahn Enterprises L.P. of our report dated February 28, 2012 (except for Notes 2 and 10 as to which the date is February 27, 2013 and Notes 1, 3, 4, 5, 9, 14, 15, 21 and 24 as to which the date is November 1, 2013), with respect to the consolidated financial statements of Federal-Mogul Corporation for the year ended December 31, 2011 that were included in Federal-Mogul Corporation’s Form 10-K for the year ended December 31, 2013.

/s/Ernst & Young LLP

Detroit, Michigan
March 3, 2014